Exhibit 10.1

SUBLEASE (this “Sublease”), dated as of May 2, 2005, by and between MONSTER WORLDWIDE, INC. f/k/a TMP WORLDWIDE INC., having an office at 622 Third Avenue, 39th Floor, New York, New York 10017 (“Sublandlord”), and GECKO INC., a New Jersey corporation, having an address at 7800 West Brown Deer Road, Milwaukee, Wisconsin 53223 (“Subtenant”).

W I T N E S S E T H:

WHEREAS, pursuant to a Lease Agreement (“Original Lease”) by and between IRET-Brown Deer, LLC, successor to 78th and Brown Deer Operating Associates, Limited Partnership, its successors and/ or assigns, a (collectively, “Landlord”), as landlord, and Sublandlord, as tenant, dated March 18, 2002 (the Original Lease, as the same has been or may hereafter be amended from time to time, the “Master Lease”), Landlord did demise and let unto Sublandlord, and Sublandlord did hire and take from Landlord, certain premises on the first floor, as more particularly identified in the Master Lease (collectively, the “Leased Premises”), in a building known as and by the street address of 7800 West Brown Deer Road, Milwaukee, Wisconsin 53223 (the “Building”); and

WHEREAS, Subtenant acknowledges and represents that it has received and reviewed the Master Lease, a current copy of which is attached hereto as Exhibit A and that it is familiar with all the terms and conditions thereof; and

WHEREAS, Sublandlord wishes to sublet to Subtenant, and Subtenant desires to hire and rent from Sublandlord a portion of the Leased Premises more particularly shown on Exhibit B attached hereto (the “Premises”), and Subtenant is desirous of hiring and taking the Premises from Sublandlord, upon the terms, covenants and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                       TERM.  Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Premises for the purposes permitted in Section 8 of the Master Lease for a term commencing on the later of (i) the date the parties hereto execute and deliver this Sublease, (ii) the date the Landlord consents to this Sublease in writing as set forth in paragraph 16 of this Sublease, and (iii) May 2, 2005  (such later date being the “Commencement Date”), and ending, unless sooner terminated pursuant to any of the provisions of the Master Lease, this Sublease or pursuant to applicable law, on October 31, 2005 at 5:00 p.m. E.S.T. (“Expiration Date”), upon the terms and conditions set forth in this Sublease.  If for any reason the term of the Master Lease is terminated prior to the Expiration Date, this Sublease shall thereupon be terminated automatically, and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination shall have been effected solely because of, or shall have resulted solely from, the breach or default of Sublandlord under the Master Lease with respect to an obligation not assumed by Subtenant under this Sublease.  In such event, the Rent (hereinafter defined) for the month in which such termination occurs shall be pro-rated based on the actual number of days in such month unless such termination was the result of a default by Subtenant hereunder.

2.                                       BASE RENT.  Subtenant shall pay to Sublandlord as and for a monthly base rent (“Base Rent”) for the Premises $6,000.00, payable in advance and without notice or demand, commencing on the earlier of (i) the Commencement Date, or (ii) the date Subtenant commences business in the Premises (such earlier date being the “Rent Commencement Date”) and on or prior to the first day of each month during the term of this Sublease, except that Subtenant shall pay to Sublandlord the first full monthly installment with Subtenant’s execution and return of this Sublease.  The Base Rent includes all of the services provided by Landlord under the Master Lease, including, without limitation, Exhibit D-1 of the Master Lease (which includes janitorial services) and security services to the extent provided by Landlord, and use of existing copiers, conference rooms, mail room and coffee service and all other services provided to the Premises on or prior to the date hereof.

3.                                       ADDITIONAL RENT.

(a)                                  In addition to the Base Rent set forth above, commencing on the Rent Commencement Date, Subtenant shall pay to Sublandlord as additional rent (“Additional Rent”), the following:

(i)                                     additional rent equal to 100% of any and all additional rent payable by Sublandlord under any provisions of the Master Lease (other than Base Rent and Additional Rent payable thereunder) to the extent the same relates to the Premises or is incurred by Subtenant;

(ii)                                  the cost of any additional services or materials requested of Landlord by or on behalf or at the request of Subtenant; and

(iii)                               any other amounts payable by Subtenant pursuant to the provisions of this Sublease.

(b)                                 The aforesaid Additional Rent shall be payable by Subtenant to Sublandlord within ten (10) business days after presentation by Sublandlord to Subtenant of the bills therefor, whether issued during or after the term of this Sublease.  This paragraph 3 shall survive the expiration or earlier termination of this Sublease.

(c)                                  Base Rent and Additional Rent is referred to in this Sublease collectively as “Rent”.

4.                                       PAYMENT OF RENT.  All Rent shall be paid to Sublandlord, or as Sublandlord may direct by notice to Subtenant, in lawful money of the United States of America which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, without any abatement, deduction, set-off or counterclaim whatsoever.  Sublandlord shall have the same remedies for default in the payment of Additional Rent as for default in the payment of Base Rent.  Rent shall be paid to Sublandlord at the following address, or to such other address as Sublandlord shall notify Subtenant in writing:

Payments Via Ordinary Mail:

P.O. Box 34643

Newark, New Jersey 07189-4643

Payments Via Courier:

Fleet Wholesale Lockbox

Attention:  Monster Worldwide/#34643

55 Challenger Road, 2nd Floor

Ridgefield Park, New Jersey 07660

Telephone:  800.315.4107, ext 6836

5.                                       CONDITION OF PREMISES.

(a)                                  The Premises are hereby sublet and shall be delivered to Subtenant “as-is” on the date hereof.  The execution and delivery of this Sublease by Subtenant shall be conclusive evidence that the Subtenant has inspected the Premises and found them to be satisfactory for Subtenant’s occupancy as of the date of this Sublease.

(b)                                 Neither Sublandlord nor Sublandlord’s agents or representatives have made any representations, warranties or promises with respect to the condition, quality, permitted use, restrictions, value or adequacy of the Premises and no rights, easements or licenses are granted by Sublandlord or acquired by Subtenant, by implication or otherwise, except as expressly set forth in this Sublease.

6.                                       RIGHTS OF SUBTENANT.  Subtenant shall be entitled to the benefit of all of the obligations of Landlord pursuant to the Master Lease with respect to the Building (other than the Leased Premises not included in the Premises) and the Premises including but not limited to Landlord’s obligations to repair and restore and provide or render work and services, if any, and Subtenant acknowledges and agrees that such obligations are and shall be the responsibility of Landlord and not those of Sublandlord.  In the event Landlord shall fail or refuse to comply with any of the terms of the Master Lease affecting the Premises or the use or occupancy thereof by Subtenant or anyone claiming by, under or through Subtenant, Subtenant may notify Sublandlord, and Sublandlord, at Subtenant’s request, shall take any action reasonably requested by Subtenant in accordance with the Master Lease to enforce the provisions of the Master Lease against Landlord, all at Subtenant’s cost and expense. Subtenant shall have no claim against Sublandlord by reason of Landlord’s failure or refusal to comply with any of the terms of the Master Lease.  This Sublease shall remain in full force and effect notwithstanding Landlord’s failure or refusal to comply with any of the terms of the Master Lease, and Subtenant shall pay the Rent provided in this Sublease without any abatement, deduction, set-off or counterclaim whatsoever, Subtenant’s sole remedy being the right to have Sublandlord enforce the provisions of the Master Lease against Landlord at Subtenant’s cost as set forth above.  Subtenant shall look solely to Landlord (i) to provide any and all services and utilities required to be provided by Landlord under the Master Lease, (ii) to make any of the repairs or restorations that Landlord has agreed to make under the Master Lease, (iii) to comply with any laws or requirements of public authorities with which Landlord has agreed in the Master Lease to comply, and (iv) to take any action with respect to the operation, administration, or control of the Building or any of its public or common areas that the Landlord has agreed in the Master Lease to take; and Subtenant shall not, under any circumstances, seek to require or require Sublandlord to provide any of such services or utilities, make such repairs or restorations, comply with such laws or requirements, or take such action, nor shall Subtenant make any claim upon Sublandlord for any damages, costs or expenses which arise by reason of the negligence, whether by omission or commission, or intentional, willful or tortious acts of Landlord.  Furthermore, Sublandlord shall have no liability to Subtenant by reason of any inconvenience, annoyance, interruption or injury to business or operations arising from Landlord’s making any repairs, alterations or changes which Landlord is required or permitted by the Master Lease, or required by law, to make in or to any portion of the Building and/or the Premises, or in or to the fixtures, equipment or appurtenances of the Building and/or the Premises.

7.                                       REMEDIES.  In addition to such rights and remedies as it may have pursuant to applicable law, if Subtenant shall default under this Sublease, Sublandlord shall have against Subtenant all of the rights and remedies granted to Landlord pursuant to the Master Lease in the event of a default by Sublandlord, as tenant under the Master Lease.  In addition to the other rights Sublandlord may have under the Master Lease (as incorporated in this Sublease), this Sublease or pursuant to applicable law, if Subtenant shall fail to timely perform any of its obligations under this Sublease, then Sublandlord shall have the right, but not the obligation, without notice to Subtenant in a case of emergency and otherwise after ten (10) business days notice to Subtenant, without waiving or releasing Subtenant from any obligations hereunder, to perform any such obligation of Subtenant in such manner and to such extent as Sublandlord shall reasonably deem necessary.  Subtenant shall pay to Sublandlord upon demand any and all costs incurred by Sublandlord in so doing, including, without limitation, attorneys’ fees and costs, together with interest thereon (compounded monthly) at a rate of interest equal to the lesser of twelve percent (12%) per annum or the highest legal rate from the date such costs were incurred until the date Sublandlord is reimbursed.

8.                                       PROVISIONS OF THE MASTER LEASE.

(a)                                  This Sublease is in all respects subject to the terms and conditions of the Master Lease.  Except as otherwise provided in this Sublease, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Master Lease are incorporated in this Sublease by reference and are made a part hereof as if herein set forth at length and each and every provision, term, condition and covenant of the Master Lease binding upon or inuring to the benefit of Landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord against Subtenant, and each provision of the Master Lease binding upon or inuring to the benefit of Sublandlord, as tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant against Sublandlord, with the same force and effect as though those provisions were completely set forth in this document.  For the purpose of incorporation by reference of provisions of the Master Lease into this Sublease, the words “Lessor” or “Landlord” or “Owner” (whether or not capitalized) wherever used in the Master Lease, shall be construed to mean “Sublandlord” and the words “Lessee” or “Tenant” (whether or not capitalized) wherever used in the Master Lease shall be construed to mean “Subtenant”, and the words “Premises” or “Demised Premises” (whether or not capitalized), or words of similar import, wherever used in the Master Lease, shall be construed to mean “Premises” as defined in this Sublease, the words “Agreement”, “lease”, “Lease”, or words of similar import, wherever they appear in the Master Lease, shall be construed to mean this Sublease, the word “rent” and words of similar import, wherever used in the Master Lease, shall be construed to mean the Rent payable under this Sublease, the words “term”, “Commencement Date” and “Expiration Date”, or words of similar import, wherever used in the Master Lease, shall be construed to mean, respectively, the term of this Sublease and the dates set for the beginning and the end of the term of this Sublease, and the words “sublease”, “sublet” or “subtenant”, or words of similar import, wherever used in the Master Lease, shall be construed to refer to sub-subleases, sub-sublettings and sub-subtenants, respectively, and any prohibitions on assignment of the Master Lease by Sublandlord, as tenant under the Master Lease, shall be deemed to prohibit Subtenant from assigning this Sublease.  To the maximum extent possible, the provisions of the Master Lease incorporated by reference into this Sublease shall be construed as consistent with and complementary to the other provisions of this Sublease, but in the event of any inconsistency, those provisions of this Sublease not incorporated by reference from the Master Lease shall control.   Subtenant covenants and agrees to perform and observe on behalf and for the benefit of Landlord, and to be bound by, all terms, covenants, obligations and conditions of the Master Lease and the use thereof except, however, that Subtenant shall not be obligated to pay the monthly rent or additional rent reserved under the Master Lease (except as set forth in paragraph 3 of this Sublease).  Notwithstanding anything in this Sublease to the contrary, Subtenant covenants and agrees not to do or commit or suffer to be done or committed or fail to do any acts or things, or create or suffer to be created, any conditions that might create or result in a default or breach on the part of Sublandlord under any of the terms, covenants or conditions of the Master Lease or render Sublandlord liable for any charge, cost or expense thereunder.

(b)                                 Notwithstanding anything in this Sublease to the contrary, for purposes of incorporation by reference into this Sublease, the following provisions of the Master Lease are deemed deleted from the Master Lease and are expressly not incorporated into this Sublease, except as otherwise provided below in this subsection (b):

Sections 1; 2(b), (d), (f), (g), (h), (o) and (q); 6(e), (f), (g), (h), (i), (j), (k); 13(b); 19(a), 30(c), 30(d), 30(n), 31, 32(g), 34, 35, 36, 37, 38, 39, 40, 42, Exhibits B, E(9) (the following portions of the last line only: “in excess of the Construction Allowance (as hereinafter defined)” and (10), F and G.

For purposes of the following provisions of the Master Lease, the term “Landlord,” as used therein, shall mean Landlord only and not Sublandlord:  Section 10 (final sentence only); 11 (to the extent the “Landlord” therein is required to furnish any work or services pursuant thereto; 12(a); 12(c) (the final sentence only); 14(A)(ii and iv); 14(C); 15(B); 16 (to the extent the “Landlord” therein is required to repair or restore; Exhibits D-1 and D-2.

(c)                                  In order to facilitate the coordination of the provisions of this Sublease with those of the Master Lease, the time periods contained in the provisions of the Master Lease that are incorporated by reference into this Sublease and for which the same action must be taken under both the Master Lease and this Sublease (such as, for example and without limitation, the time period for the curing of a default under this Sublease that is also a default under the Master Lease, or for the response to a request by Subtenant to Sublandlord which also requires Landlord’s consent), are changed for the purpose of incorporation by reference by shortening or lengthening, as appropriate, that period in each instance by three (3) days such that in each instance Subtenant shall have that much less time to observe or perform hereunder than Sublandlord has, as the tenant under the Master Lease, and Sublandlord shall have that much more time to observe, perform, consent, approve, or otherwise act hereunder than Landlord has under the Master Lease.

9.                                       INSURANCE.

(a)                                  Subtenant shall, at its expense, obtain and keep in force and effect during the term of this Sublease such insurance as is required to be carried by Sublandlord as tenant under the Master Lease, to the extent applicable to the Premises.  Such insurance shall name Sublandlord, Landlord and such other persons as Sublandlord shall reasonably designate as additional insureds.

(b)                                 On or prior to the date Subtenant first enters into the Premises (whether or not for the commencement of its ordinary business in the Premises), Subtenant shall deliver to Sublandlord appropriate certificates of insurance, including evidence of the waiver of subrogation required pursuant to Section 14(B) of the Master Lease and covering Subtenant’s contractual indemnity pursuant to paragraph 10 of this Sublease, and the insurance required to be carried by Subtenant pursuant to this paragraph 9.  Evidence of each renewal or replacement of a policy shall be delivered to Sublandlord at least thirty (30) days prior to the expiration of such policy.

10.                                 INDEMNITY.  In addition to any indemnification provisions incorporated herein from the Master Lease, Subtenant shall indemnify Landlord and Sublandlord, and Landlord’s and Sublandlord’s respective members, directors, officers, shareholders, employees, agents, lenders and managing agents (“Sublandlord Indemnified Parties”) against, and hold the Sublandlord Indemnified Parties harmless from, all claims, damages, losses, liabilities, costs and expenses (including attorneys’ fees and disbursements and court costs) which any of the Sublandlord Indemnified Parties may incur, pay or be subject to by reason of (i) the non-performance or non-observance by Subtenant of the terms, covenants, obligations and conditions of this Sublease or the Master Lease (as applicable to Subtenant); (ii) any work done or improvements made in or to the Premises by or on behalf of Subtenant, and (iii) any tortious act or negligence on the part of Subtenant, its agents, contractors, servants, employees, invitees or licensees, and any claims made or damages suffered or incurred as a result of Subtenant’s or its agents, contractors, servants, employees, invitees or licensees, occupancy of the Premises and/or the Building.

11.                                 BROKER.  Subtenant and Sublandlord hereby represent and warrant to each other that neither has dealt with any broker or real estate agent in connection with this Sublease.  Subtenant and Sublandlord hereby agree to indemnify, defend and hold the other harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements), resulting from any claims that may be made against the other by any brokers, agents or persons claiming a commission, fee or other compensation by reason of this Sublease, if the same shall arise or result or claim to arise or result by, through or on account of any act of the Subtenant or Sublandlord, as the case may be.

12.                                 SUBORDINATION.  This Sublease is subject and subordinate to the Master Lease as well as to all of the instruments and matters to which the Master Lease is subordinate.

13.                                 NOTICES.  Any notice or other communication by either party to the other relating to this Sublease (other than a bill or statement for Rent due sent by Sublandlord, provided that this provision shall not be deemed to require Sublandlord to send any bill or statement of Rent due) shall be in writing and shall be deemed to have been duly given upon receipt when delivered to the recipient party in person (against signed receipt) or three (3) days after being mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, or the next business day when sent by nationally recognized overnight courier regularly maintaining a record of receipt, and addressed: (a) if to Sublandlord, at the address hereinabove set forth, Attention:  General Counsel and Director of Real Estate, with a copy sent in the same manner to Mr. Michael Ippolito, Newmark & Company Real Estate, Inc., 125 Park Avenue, New York, New York 10017, and to Edwards & Angell, LLP, 750 Lexington Avenue, New York, New York, 10022, Attention: Kevin C. George, Esq. or (b) if to Subtenant, at the address hereinabove set forth.  Either party may by notice to the other party designate a different address within the United States to which notices shall be sent.

14.                                 ASSIGNMENT AND SUBLETTING.  In addition to any restrictions on subleasing and/or assigning set forth in the Master Lease and incorporated into this Sublease by reference, Subtenant expressly covenants and agrees that it shall not assign, mortgage, pledge or encumber this Sublease nor sublet the Premises or any part thereof, nor suffer or permit the Premises or any part thereof to be used or occupied by others, except with the prior written consent of Landlord and of Sublandlord.  If this Sublease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Subtenant, Sublandlord may, after default by Subtenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent reserved in this Sublease, but no such assignment, subletting, occupancy, or collection by Sublandlord shall be deemed a waiver of the covenant set forth above or the acceptance of the assignee, subtenant or occupant as subtenant or a release of Subtenant from the further performance by Subtenant of covenants and agreements on the part of Subtenant contained in this Sublease.

15.                                 HOLDOVER.  Subtenant expressly assumes the obligations of Sublandlord to Landlord in the event possession of the Premises is not surrendered at the Expiration Date or sooner termination of the term of this Sublease, including, without limitation, the payment to Sublandlord of the greater of 150% of the Base Rent and Additional Rent (each as defined in the Master Lease) payable under the Master Lease for the month prior to such termination or the then prevailing rental rate for space similar to the Leased Premises, as set forth in Section 26 of the Master Lease, as well as payment to Landlord of any damages and costs, including, without limitation, attorney’s fees, payable by Sublandlord as a result thereof.

16.                                 CONSENT OF LANDLORD.  This Sublease is subject to the written consent of Landlord, and notwithstanding the execution of this Sublease by the parties hereto, the term of this Sublease shall not commence until Landlord consents in writing hereto.  Sublandlord shall use reasonable efforts to obtain the consent of Landlord to this Sublease, provided that Sublandlord shall not be required to pay any fee or cost to obtain same or commence any action or proceeding.  Subtenant agrees to provide to Landlord promptly, any financial information of

Subtenant requested by Landlord in connection with the issuance of such consent or evaluation of Subtenant.

17.                                 ENTIRE AGREEMENT/SUBLANDLORD’S CONSENT.  This Sublease contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, conversations, correspondence and agreements. There are no representations or warranties that are not set forth herein. No waiver, modification or termination of this Sublease or any portion thereof shall be valid or effective unless in writing signed by the parties hereto. In any instance in which Sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, Subtenant’s sole remedy if Sublandlord unreasonably withholds such consent or approval shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant.

18.                                 SUCCESSORS AND ASSIGNS.  The terms, conditions and covenants of this Sublease shall be binding on and inure to the benefit of Sublandlord and Subtenant and their respective successors, and except as otherwise provided in this Sublease, their assigns.

19.                                 GOVERNING LAW.  This Sublease shall be governed by and construed in accordance with the laws of the State of Wisconsin as if it were a contract negotiated, entered into and wholly performed within the State of Wisconsin.

20.                                 COUNTERPARTS. This Sublease may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties as if all parties had signed one document on the same signature page, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended or attached to, any other counterpart by Sublandlord.

21.                                 NO OFFER. The submission of this Sublease is not and shall not be deemed an offer.  This Sublease is submitted to Subtenant for its review and discussion purposes only and Sublandlord shall not be bound unless and until Sublandlord shall execute and deliver a copy of this Sublease to Subtenant.

22.                                 PARKING.  Subtenant shall be entitled to its proportionate share of the parking spaces at the Building to which Sublandlord is entitled under the Master Lease, at no additional cost.

23.                                 FURNITURE. In consideration of the mutual covenants and obligations under this Sublease, and provided Subtenant is not in default under this Sublease, Sublandlord hereby grants to Subtenant a license (“License”) to use and have the benefit of the workstations and other furniture and equipment currently located in the Premises more particularly described on Exhibit C attached hereto (“Furnishings”), for the term of this Sublease and at no additional cost to Subtenant.  The Furnishings are provided to Subtenant “as is” and “where is” and Sublandlord makes no representation or warranty with respect to such Furnishings, including, without limitation, fitness for a particular purpose.  Subtenant shall not remove the Furnishings from the Premises and Subtenant shall maintain the Furnishings in good order and repair.  Subtenant shall make the Furnishings available to Sublandlord, not later than the Expiration Date of this Sublease or the earlier termination of this Sublease.  Subtenant shall deliver the Furnishings to Sublandlord in the same condition and repair as received by Subtenant, ordinary wear and tear excepted.  Subtenant hereby releases Sublandlord from all, and shall indemnify and hold Sublandlord harmless from and against any, losses, liabilities, claims, damages, and injuries caused by, arising out of or relating to, the use of the Furnishings by Subtenant or its employees, agents, contractors, Subtenants, officers or any other person claiming by, through or under Subtenant.  If Subtenant defaults under the terms and provisions of this Sublease, Sublandlord may, at its option, terminate the License by notice to Subtenant and upon the effective date of such notice, Sublandlord may enter into the Premises, and Subtenant hereby grants access to the Premises to Sublandlord for such purpose, to repossess and remove the Furnishings from the Premises, all at Subtenant’s sole cost and expense.  Notwithstanding the above, if Subtenant is required to vacate the Premises (other than due to a default by Subtenant under this Sublease) prior to the Expiration Date, or prior to the expiration of the Extension Term (as defined in paragraph 24 (a) below) if Subtenant timely and properly elects to extend the term of this Sublease in accordance with paragraph 24 below, then Subtenant shall have an option to purchase the work stations located in the Premises and listed on Exhibit C attached hereto for the purchase price of $1.00, and upon payment of such amount (and any taxes related to such sale) the work stations shall be deemed transferred to Subtenant and Sublandlord agrees to confirm such transfer by execution of any bill of sale, without representation or recourse, as may be reasonably requested by Subtenant.  Such option shall be exercised, if at all, within ten (10) days of the date Subtenant is required to vacate the Premises, time being of the essence.

24.                                 OPTION TO EXTEND.

(a)                                  Provided that the conditions set forth in this paragraph 24(a) are satisfied, Subtenant shall have the right to extend this Sublease for one (1) successive eighteen (18) month term (the “Extension Term”), such Extension Term shall commence, if at all, immediately after the expiration of the initial term of this Sublease on the Expiration Date, and shall end on the day prior to the eighteen (18) month anniversary of the commencement of the Extension Term.  The Extension Term shall be upon all of the terms and conditions of this Sublease (other than this paragraph 24(a)), including, without limitation, the payment of all Rent payable hereunder during the Extension Term.  The Base Rent for the Extension Term shall be $6,000.00 per month for the initial six (6) months of the Extension Term, and then shall increase to $6,350.00 for the balance of the Extension Term, and Subtenant shall continue to pay all Additional Rent payable hereunder.  Subtenant’s right to extend the term of this Sublease and exercise any option to extend set forth in this paragraph is subject to and contingent upon the full and complete satisfaction by Subtenant of each of the following conditions:

(i)                                     Subtenant shall notify (“Extension Notice”) Sublandlord, time being of the essence, not later than 30 days prior to the Expiration Date, that it desires to extend the term of this Sublease.  If Subtenant fails to notify Sublandlord by such date, time being of the essence, Subtenant’s option to extend this Sublease shall be deemed null and void and of no further force or effect;

(ii)                                  Subtenant shall not be in default under this Sublease either at the time it sends the Extension Notice or at the commencement of the Extension Term; and

(iii)                               Subtenant occupies the entire Premises for the uses permitted under this Sublease at the time the Extension Notice is received by Sublandlord and for the duration of the Extension Term.

25.                                 CONSENT OF SUBLANDLORD.  Wherever the consent of Sublandlord is required by this Sublease, such consent shall not be unreasonably withheld or unduly delayed, provided that if Landlord’s consent is also required, Sublandlord’s consent may be conditioned upon obtaining Landlord’s consent.

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease on or as of the day and year first above

Monster Worldwide, Inc., Sublandlord

By:	/s/ John Caporale
John Caporale, Director of Real Estate

By:	/s/ Myron F. Olesnyckyj
Myron F. Olesnyckyj
Senior Vice President

GECKO Inc., Subtenant

By:	/s/ George Eisele
Print name: George Eisele
Print title: Chairman